Exhibit 99.2

WCA Waste Corporation Announces Extension of the Expiration Date

of its Tender Offer and Consent Solicitation

Houston, Texas, March 8, 2012—WCA Waste Corporation (Nasdaq: WCAA) (“WCA”) today announced that it is extending the expiration date (as extended, the “Expiration Date”) of its previously announced tender offer relating to any and all of its outstanding 7 1/2% Senior Notes due 2019 (the “Notes”) pursuant to its Offer to Purchase and Consent Solicitation Statement dated February 6, 2012. The Expiration Date for the tender offer has been extended from 2:00 p.m., New York City time, on March 8, 2012 to 5:00 p.m., New York City time on March 22, 2012.

As of 2:00 p.m. New York City time, on March 8, 2012, holders of approximately 97.42% of the outstanding aggregate principal amount of the Notes have validly tendered and not validly withdrawn their Notes. Previously tendered Notes may not be withdrawn.

Except for the extension of the Expiration Date as describe above, all other terms and conditions of the tender offer and consent solicitation remain unchanged. Holders that have previously tendered their Notes do not need to re-tender their Notes or take any other action in response to this extension.

WCA undertook the tender offer and the consent solicitation in connection with the Agreement and Plan of Merger, dated as of December 21, 2011, by and among Cod Intermediate, LLC, a Delaware limited liability company, indirectly owned by Macquarie Infrastructure Partners II U.S., L.P., a Delaware limited partnership (“MIP II US”) and Macquarie Infrastructure Partners II International, L.P., a Delaware limited partnership (“MIP II International” and, together with MIP II US, the “Investor Group”), Cod Merger Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Cod Intermediate, LLC and WCA, as amended from time to time (the “Merger Agreement”), pursuant to which Cod Merger Company, Inc. will be merged with and into WCA, with the result that WCA will become an affiliate of the Investor Group (such transaction, the “Acquisition”). The Acquisition is expected to be consummated promptly following the Expiration Date.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The tender offer will only be made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent from the Information Agent and Depositary for the tender offer, Global Bondholder Services Corporation, at (212) 430-3774 (collect, for banks and brokers only) and (866) 804-2200 (toll free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) and (212) 538-2147 (collect).

None of WCA, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary, the trustee with respect to the Notes or any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation.

About WCA

WCA Waste Corporation is an integrated company engaged in the collection, transportation, processing and disposal of non-hazardous solid waste. WCA’s operations currently consist of 25 landfills, 29 transfer stations/material recovery facilities and 29 collection operations located throughout Alabama, Arkansas, Colorado, Florida, Kansas, Massachusetts, Missouri, New Mexico, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee and Texas. WCA’s common stock is traded on the NASDAQ Stock Market under the symbol “WCAA.”

This press release and other communications, such as conference calls, presentations, statements in public filings, other press releases, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally include discussions and descriptions other than historical information. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “trend,” “may,” “annualized,” “should,” “outlook,” “project,” “intend,” “seek,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “continue,” “goal,” or “opportunity,” the negatives of these words, or similar words or expressions. The forward-looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, such as the possibility that the proposed transaction does not close, including, but not limited to, due to a failure to satisfy the closing conditions, the failure of the stockholders of WCA to approve the proposed transaction, the possibility that WCA will not obtain necessary regulatory approvals to consummate the proposed transaction and other risk factors detailed in the reports filed with the Securities and Exchange Commission (the “SEC”) by WCA.

Media and Investor Relations Contact:

Tom J. Fatjo, III

Senior Vice President — Finance

Phone: (713) 292-2400